Exhibit 10.3

OFFICEMAX INCORPORATED

Nonstatutory Stock Option Award Agreement

This Nonstatutory Stock Option Award (the “Award”), is granted October 4, 2005 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Don Civgin (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and the following terms of this agreement (the “Agreement”):

1.             Your Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.             You are hereby awarded a nonstatutory stock option to purchase up to 50,200 shares of Stock at a price of $30.70 per share (the “Grant Price”).

3.             On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become exercisable with respect to one-third of the shares of Stock subject to the Option.  If you terminate employment for any reason before the third anniversary of the Award Date, any portion of the Option which is not then exercisable pursuant to this section 3 will be forfeited upon your termination of employment.

4.             The Option must be exercised on or before the earliest of the following:

(a)           the tenth anniversary of the Award Date;

(b)           five years after your termination of employment as a result of your retirement (after attaining age 55 and completing 10 years of service with OfficeMax), death, or total and permanent disability, provided that you have not, as of the date of the exercise of the Option, commenced Employment with any Competitor (see paragraph 8 below);

(c)           three months after your termination of employment for any other reason, subject to paragraph 5.

5.             The Option shall be canceled immediately if you are terminated for “disciplinary reasons,” as that term is defined in the Executive Officer Severance Pay Policy (or any successor policy).

6.             In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement.  If the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your termination, upon the date of termination.  “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

7.             You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)           broker assisted exercise;

(b)           Stock already owned by you; or

(c)           cash.

You may elect to receive the proceeds of the exercise in either cash or Stock.

8.             “Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax or any subsidiary, partnership, or joint venture of OfficeMax.  The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole discretion.  “Employment with a Competitor” means providing significant services as an employee or consultant, or otherwise rendering services of a significant nature for remuneration, to a Competitor.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before October 31, 2005, or the Award will be forfeited.  Return your executed Agreement to:  Pam Delaney, OfficeMax, 150 Pierce Road, Itasca, IL  60143, or fax your signed form to 630-438-2460.

OfficeMax Incorporated		Awardee

By:	/s/ Matt Broad	By:	/s/ Don Civgin